Exhibit 99.01

EFI RETAINS REAL ESTATE ADVISORY FIRM

Engages Jones Lang LaSalle to Explore Opportunities to

Recognize Value of Company’s Foster City Campus

Foster City, Calif.—May 29, 2008—EFI (NASDAQ: EFII), the world leader in customer-focused digital printing innovation, today announced that it has retained Jones Lang LaSalle, a leading financial professional services firm specializing in real estate, to explore opportunities related to its Foster City, California campus.

EFI owns 35 acres of bay front real estate in Foster City, which includes its approximate half-a-million square foot campus, as well as several undeveloped adjacent parcels.

About EFI

EFI (www.efi.com) is the world leader in customer-focused digital printing innovation. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The company’s robust product portfolio includes Fiery® digital color print servers; VUTEk® superwide digital inkjet printers, UV and solvent inks; Jetrion® industrial inkjet printing systems; print production workflow and management information software; and corporate printing solutions. EFI maintains 26 offices worldwide.

About Jones Lang LaSalle

Jones Lang LaSalle (NYSE:JLL) is a financial and professional services firm specializing in real estate. The firm offers integrated services delivered by expert teams worldwide to clients seeking increased value by owning, occupying or investing in real estate. With 2007 global revenue of $2.7 billion, Jones Lang LaSalle has approximately 170 offices worldwide and operates in more than 700 cities in 60 countries. The firm is an industry leader in property and corporate facility management services, with a portfolio of approximately 1.2 billion square feet worldwide. LaSalle Investment Management, the company’s investment management business, is one of the world’s largest and most diverse in real estate with approximately $49.7 billion of assets under management. For further information, please visit our Web site, www.joneslanglasalle.com.